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                                                                    EXHIBIT 99.1

Contact:                     Investor Relations            Media Relations
                             John Beneke                   Jeanmarie McFadden
                             212-762-7282                  212-762-7842


                     MORGAN STANLEY DEAN WITTER ANNOUNCES
                   FIRST QUARTER NET INCOME OF $1.5 BILLION;
                     RECORD NET REVENUES OF $7.4 BILLION;
                           EARNINGS PER SHARE UP 52%


NEW YORK, March 23, 2000 -- Morgan Stanley Dean Witter & Co. (NYSE: MWD) today reported net income of $1,544 million for the quarter ended February 29, 2000 -- a 49 percent increase from $1,037 million in last year's first quarter. Diluted earnings per share were $1.34 -- up 52 percent from $0.88 a year ago.

First quarter net revenues (total revenues less interest expense and the provision for loan losses) increased to a record $7.4 billion -- 39 percent higher than last year. The annualized return on average common equity for the quarter was 36.3 percent.

Philip J. Purcell, Chairman, and John J. Mack, President, said in a joint statement, "Our growth continues. We had a record quarter in net revenues and our earnings have more than doubled in the last two years. We continue to benefit from the strength and diversity of our revenue streams, with record results in equity sales and trading, individual securities and asset management. We also had another outstanding quarter in investment banking, and we achieved a record level of Discover Card receivables."
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SECURITIES

The Company's Securities business posted net income of $1,244 million, a 54 percent increase from the first quarter of 1999. The increase reflects outstanding results in all of the Company's securities businesses.

 . The quarter marked a new high for institutional securities, with record revenues in equities and commodities and outstanding quarters in both investment banking and fixed income. Institutional securities continued to benefit from its strong global presence.

 . Equities' results were driven by record trading volumes and increased market volatility, with an unprecedented level of investor interest in the technology and telecommunications sectors. Fixed income achieved strong results, despite Y2K-related volume decreases early in the quarter, as it capitalized on end of quarter volatility in U.S. treasury markets and increased customer activity. Commodities benefited from the continuing rise in energy prices, as both crude oil and heating oil reached nine-year highs.

 . Investment banking had another outstanding quarter. Record revenues in equity underwriting reflected the robust markets in technology and telecommunications. Strong results in mergers and acquisitions were buoyed by the recent trends of convergence in the media and technology/internet sectors, and consolidation in telecommunications. For the first two months of calendar 2000, the Company ranked first in global M&A; first in North America and second worldwide in equity and equity-related underwritings; and maintained a leadership position in U.S. investment grade debt underwriting./1/

 . The private client group also reported record first quarter results, driven by record volumes in listed and over-the-counter equity markets, strong sales of new issues, and higher revenues from the distribution of asset management products.

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/1/ Source: Securities Data Corp. - Jan 1 to February 29, 2000.

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   The private client group's sales of asset management products rose to a new high during the quarter.

 . The number of global financial advisors in the Company's private client group rose to 13,072 -- an increase of 398 for the quarter and 1,619 over the last twelve months. Total client assets of $682 billion were more than $200 billion higher than a year ago.

 . The private equity group recognized record quarterly investment gains of $271 million compared with $191 million a year ago. These results included gains on private equity's holdings in Commerce One and Allegiance Telecom.

ASSET MANAGEMENT

Asset Management's first quarter net income increased 48 percent over a year ago to a record $158 million. The increase reflects substantial growth in the Company's assets under management -- driven by strong performance especially in its technology-related and equity growth products.

 . The Company's assets under management increased $70 billion, or 18 percent, over last year to a record $455 billion.

 . Retail assets increased $34 billion during the quarter and $65 billion from a year ago -- to stand at $292 billion. Institutional assets decreased $4 billion during the quarter but were up $5 billion compared to last year -- to stand at $163 billion.

 .  The asset management business benefited from strong investment performance.
   Mutual Funds Magazine named the Company's Miller Anderson & Sherrerd Small Cap Growth fund 1999's "Fund of the Year". It also recognized the MSDW American Opportunities fund and the Van Kampen Emerging Growth fund as two of its "Funds of the Decade".

 . The Company's new MSDW 21/st/ Century Trend fund raised more than $570 million during the first quarter.

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 .  Unit Investment Trust sales rose to a record $6.1 billion, approximately double the sales in the first quarter of last year.

CREDIT SERVICES

Credit Services net income increased by 15 percent to $142 million compared to $124 million in the first quarter of 1999 -- reflecting record transaction volume and consumer loan balances, and continued improvement in credit quality.

 . Merchant and Cardmember fees increased 24 percent from a year ago to $585 million. Transaction volume increased 52 percent to a record $23.5 billion, driven by higher sales volume and balance transfers.

 . Managed consumer loans rose to a record $42.0 billion, an increase of $10 billion, or 31 percent, from a year ago.

 . The consumer loan net charge-off rate declined to 4.66 percent this quarter from 6.28 percent last year. The over-30-day delinquency rate was 5.57 percent, compared to 7.08 percent a year ago.

 . New cardmember accounts of 1.7 million were more than 150 percent higher than last year's first quarter total.

 . Discover Card's registered Internet accounts increased by 900,000 from the first quarter of last year to reach a total of 1.4 million.

 .  Transaction volume and consumer loan growth for the Morgan Stanley Dean
   Witter international credit card, launched last year in the U.K., continued to exceed the Company's expectations.


The Company has repurchased approximately 14 million shares of its common stock since the end of fiscal 1999. The Company also announced that its Board of Directors declared a $.20 quarterly dividend per common share. The dividend is payable on April 28, 2000 to common shareholders of record on April 14, 2000.

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Total capital at February 29, 2000 was $43.5 billion, including $18.3 billion of common and preferred stockholders' equity and preferred securities issued by subsidiaries. Book value per common share was $15.31, based on quarter-end shares outstanding of 1.1 billion.

Morgan Stanley Dean Witter & Co. is a global financial services firm and a market leader in securities, asset management, and credit services. The Company has offices in New York, London, Tokyo, Hong Kong, and other principal financial centers around the world and has 488 securities branch offices throughout the United States.


Access this press release on-line @www.msdw.com

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                           (See Attached Schedules)



This release may contain forward-looking statements. These statements, which reflect management's beliefs and expectations, are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of the risks and uncertainties that may affect the Company's future results, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's 1999 Annual Report to Shareholders.

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